                                  US Airways Group, Inc.
                                       Exhibit 11
               Computation of Primary and Fully Diluted Income Per Common Share
                                       (unaudited)
                        (in thousands, except per share amounts)
                                                  Three Months Ended           Nine Months Ended
                                                    September 30,                 September 30,
                                                ----------------------       ----------------------
                                                  1997          1996           1997          1996
                                                 ------        ------         ------        ------
Adjustments to Net Income
-------------------------
Net income                                     $187,030       $ 67,738      $545,274       $236,220
Preferred dividend requirement                  (10,612)       (22,338)      (54,983) a)    (67,134)
                                                -------        -------       -------        -------
Net income applicable to common
  stock and common stock equivalents
  used for primary computation                  176,418         45,400       490,291        169,086

Fully diluted adjustments
  Assume conversion of all preferred stock:
    Preferred dividend requirement               10,612         22,338 b)     54,983 a)      67,134 b)
                                                -------        -------       -------        -------
Adjusted net income applicable to
  common stock assuming full dilution          $187,030       $ 67,738      $545,274       $236,220
                                                =======        =======       =======        =======

Adjustments to common stock shares outstanding
----------------------------------------------
Weighted average number of shares of
  common stock outstanding                       84,198         64,213        73,572         63,947
Primary adjustments
  Incremental shares from outstanding stock
    options (treasury stock method)               2,487          1,625         2,048          1,510
                                                -------        -------       -------        -------

Total weighted average number of common
  and common equivalent shares used for
  primary computation                            86,685         65,838        75,620         65,457
                                                =======        =======       =======        =======

Weighted average number of shares of
common stock outstanding                         84,198         64,213        73,572         63,947
Fully diluted adjustments
  Incremental shares from outstanding stock
    options (treasury stock method)               2,685          1,625         2,685          1,510
  Assume conversion of all preferred stock       15,952         39,156 b)     28,473 c)      39,156 b)
                                                -------        -------       -------        -------
    Total weighted average number of
      common shares outstanding
      after full conversion                     102,835        104,994       104,730        104,613
                                                =======        =======       =======        =======

Income Per Common Share
-----------------------
Primary income per common share                   $2.04          $0.69         $6.48          $2.58
                                                   ====           ====          ====           ====
Fully diluted income per common share             $1.82          $0.65         $5.21          $2.26
                                                   ====           ====          ====           ====
a)  Includes redemption premiums of $5.2 million and $0.8 million on 1,940.636 shares of Series F Preferred Stock and the
    Series T Preferred Stock, respectively (May 22, 1997 redemption date). See also c) below.
b)  The effects of assuming conversion of the Series H Preferred Stock are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11).
c)  For the time they were outstanding during the period, the effects of assuming conversion of the shares of Series F
    Preferred Stock prior to their redemption are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11). See also a) above.